Exhibit 99.1

News Release

For Immediate Release: May 13, 2003

U.S. Investor Relations Contact: David Jacobson, (414) 362-6800

Media Relations Contact: Ruta Hunter,  (414) 362-6800

CATALYST INTERNATIONAL ANNOUNCES

FIRST QUARTER RESULTS

MILWAUKEE, WI – Catalyst International, Inc. (OTC: CLYS.OB), a global provider of customer-driven software and services that optimize the enterprise supply chain today announced results for the first quarter ended March 31, 2003.

Revenues during the first quarter of 2003 were $6.3 million, a decrease of 23.1 percent from revenues of $8.2 million for the same period in 2002 and an 18.0% decrease from the $7.7 million in the fourth quarter of 2002.  This decline in revenue was the result of a number of sales with deferred revenue and delayed customer purchasing decisions due to economic conditions. The first quarter 2003 net loss was $1.9 million or ($0.24) per share compared to a net loss of $1.7 million or ($0.22) per share in the first quarter of 2002.

During the quarter, the Company completed the first phase of the previously announced capital raise by closing on a $1 million debt financing supported by certain Catalyst shareholders. The Company ended the quarter with $3.9 million in cash and cash equivalents as compared to $3.0 million at December 31, 2002.

Highlights of the first quarter include:

·

Completed installations of new sites at Saks, Medline, Allders, Fred’s, Dollar General, Rayovac, Sweetheart Cup and other customer locations.

·

Continued to strengthen the sales pipeline by leveraging the pending acquisition of Catalyst Consulting. This acquisition will add currently profitable operations and the ability to deliver expanded services to SAP customers.

·

Completed the first phase of our capital raising initiative by raising $1 million in financing supported by certain Catalyst shareholders. We continue the process of raising additional financing to support our growth strategy.

·

Welcomed customers and partners to the Catalyst Supply Chain Forum in Orlando, Florida, on May 4-6, 2003. Customers heard well-known industry thought leaders discuss the future of Supply Chain Execution, new SCE components and technologies within ERP systems and other important topics. Speakers included Dr. Larry Lapide, Vice President-Research at AMR Research, Inc. and Dr. Christoph Leßmöllmann, Director of Supply Chain Execution in Global Marketing for Catalyst partner SAP AG.

Treleaven concluded, “Catalyst continues to move forward during these challenging economic times. In the face of acute geopolitical and economic uncertainty, we lowered our costs, completed the first phase of our planned financing and strengthened our new business pipeline. Catalyst Consulting is beginning to open new opportunities within the ERP environment from companies seeking to maximize the return of their existing IT investments and ensure superior supply chain performance. We are well positioned to deliver significant value by making supply chain solutions work -- regardless of the platform, suppliers and components.”

A conference call to discuss these results will be held at 5:30 P.M. EST.  Investors and other interested parties may listen to the live Webcast by going to the Investor Relations page of Catalyst’s Web site at www.catalystwms.com.  You will need Windows Media, which can be downloaded from the site.

A telephonic replay will be available two hours after the call ends through July 31, 2003.  Please dial 800-642-1687 in the U.S. or 706-645-9291 outside of the U.S., conference ID: 704003.  A replay of the Web cast will be available on the Investor Relations page of www.catalystwms.com until our next earnings release.

About Catalyst

Catalyst International, Inc. (OTC: CLYS.OB) helps companies optimize their enterprise supply chains to boost business performance. For 24 years, the company has enabled global Fortune 500 customers to greatly minimize the risks of installing, integrating, and operating WMS software in complex, high-volume warehouse facilities.  Catalyst software offers the broadest functionality in the industry and is easy to install, modify, upgrade, and maintain.  It also delivers “best-of-breed” solutions and integrates them seamlessly into existing enterprise environments. Its broad array of services includes distribution strategy consulting, pre- and post-implementation audits, a 24/7 customer services center and facilities management.

Catalyst has provided successful SCE solutions in 10 countries for more than 100 customers, including Panasonic, Reebok International, The Home Depot, and Subaru.  It is headquartered in Milwaukee, WI and has offices or representatives in London, UK, Italy, Mexico, and South America.  For more information, call toll-free 800-236-4600 or visit www.catalystwms.com.

For further financial information, please refer to Catalyst's Form 10-K for the year ended December 31, 2002 and other reports and documents subsequently filed with the Securities and Exchange Commission, publicly available at www.sec.gov.  Copies may also be obtained by contacting the Catalyst's Investor Relations department at 414-362-8956.

This press release may contain "forward-looking statements" relating to Catalyst International, Inc.  Such statements may be identified by use of words such as "anticipate," "believe," "estimate,"  "intend," "expect" or "future".  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.  Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those risk factors described in exhibit 99.1 in Catalyst’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference.  Catalyst undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results.

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CATALYST INTERNATIONAL, INC.

Statements of Operations

(In thousands except per share data)

Three Months Ended

March 31,

2003

2002

Revenues:

Software

$   453

$  1,149

Services and Post-Contract

  Customer Support

4,736

5,401

Hardware

   1,092

   1,618

Total Revenues

6,281

8,168

Cost of Revenues:

Software

418

182

Services and Post-

  Contract Customer Support

2,803

3,695

Hardware

   773

   1,430

Total Cost of Revenues

3,994

5,307

Gross Margin

2,287

2,861

Operating Expenses:

Product Development

1,038

1,327

Sales, General, and Administrative

3,145

3,060

Separation and Severance Costs

  —

    193

Operating Loss

(1,896)

(1,719)

Other Income (Expense)

      27

      (8)

Net Loss

$  (1,869)

$(1,727)

Net Loss Per Share

$    (0.24)

$   (0.22)

Shares Used in Computing EPS

7,796

7,794

Condensed Balance Sheets

(In thousands)

March 31,

December 31,

2003

2002

Assets:

Cash and Cash Equivalents

$  3,922

$  3,005

Accounts Receivable

5,096

9,214

Fixed and Other Assets

    5,331

    5,817

Total Assets

$14,349

$18,036

Liabilities & Shareholders’ Equity:

Accounts payable

$  2,662

$  3,617

Accrued liabilities

1,617

1,678

Accrued professional and legal fees

1,048

1,143

Line of Credit

1,600

602

Deferred revenue

8,380

10,051

Current position of long-term debt

       6

       28

Total Current Liabilities

$15,313

$17,119

Long-Term Liabilities

125

138

Shareholder’s Equity (Deficit)

    (1,089)

  779

Total Liabilities & Shareholder’s Equity (Deficit)

$14,349

$18,036